Exhibit 99.1

                               Corporate & financial news release

SCOTT’S LIQUID GOLD ANNOUNCES SALE OF DRYEL BRAND

GREENWOOD VILLAGE, COLORADO – December 29th, 2021 – Scott’s Liquid Gold-Inc. (OTC: SLGD) today announced the sale of the Dryel brand.

On December 23, 2021, Scott's sold the Dryel brand to Summit Brands, a Fort Wayne, Indiana company that markets and distributes household cleaning products.

“The completion of this transaction is a key step in our journey to reshape and streamline our portfolio of brands,” said Tisha Pedrazzini, President of Scott’s. “It meaningfully strengthens our balance sheet and positions us to focus on growth and cash generation as we enter 2022.”

Scott's intends to use the proceeds of the sale to reduce debt.

About Scott’s Liquid Gold-Inc.

Scott’s Liquid Gold-Inc. (SLG-Inc.) is a leading manufacturer and marketer of consumer products sold nationally and internationally to retail channels over the last 70 years. SLG-Inc. markets and distributes some of the most trusted and recognized consumer brand names, including its namesake wood cleaning products; Alpha Skin Care®; Kids N Pets®; Messy Pet®; Biz®; Denorex®; Prell® and other brands.

About Summit Brands.

Summit Brands is a family-owned business started in 1958 and offers highly effective, sustainable, and innovative household cleaning products. Summit Brands began with the distribution of a multi-purpose rust stain remover, Iron Out, and has since branched out to include a broader line of specialty cleaning products under the OUT, Glisten and Plink brands. As a category leader in many consumer segments, our goal is to provide high-quality cleaning products that fit the needs of the consumer with guaranteed results.

Note Regarding Forward-Looking Statements

This news release may contain "forward-looking statements" within the meaning of the federal securities laws that are intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "assumptions," "target," "guidance," “strategy,” "outlook," "plans," "projection," "may," "will," "would," "expect," "intend," "estimate," "anticipate," "believe”, "potential," or "continue" (or the negative or other derivatives of each of these terms) or similar terminology.

Forward-looking statements convey our expectations, intentions, or forecasts about future events, circumstances, or results. All forward-looking statements, by their nature, are subject to assumptions, risks, and uncertainties, which may change over time and many of which are beyond our control. You should not rely on any forward-looking statement as a prediction or guarantee about the future. Actual future objectives, strategies, plans, prospects, performance, conditions, or results may differ materially from those set forth in any forward-looking statement. Some of the factors that may cause actual results or other future events or circumstances to differ from those in forward-looking statements are described in the Company's Annual Report on Form 10-K for the year ended December 31, 2020 and the Company's subsequent Quarterly Reports on Form 10-Q and other periodic reports filed with the Securities and Exchange Commission. Any forward-looking statement made by us or on our behalf speaks only as of the date that it was made. We do not undertake to update any forward-looking statement to reflect the impact of events, circumstances, or results that arise after the date that the statement was made, except as required by applicable securities laws. You, however, should consult further disclosures (including disclosures of a forward-looking nature) that we may make in any subsequent filings with the Securities and Exchange Commission.

Investor Relations Contact:

David Arndt, CFO

303.576.6027